EXHIBIT 16.1

July 26, 2010

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, N.E.
Washington, D.C. 20549-7561

File Number 1-6549

Dear Sirs/Madams:

We have read Item 4.01 of American Science and Engineering Inc.’s Form 8-K dated July 26, 2010 and we agree with the statements made concerning our firm.  However, we wish to point out that the second sentence in the first paragraph reflects a Company interpretation rather than any formal communication from our firm.

We have no basis to agree or disagree with the other statements included in such Form 8-K.

Very truly yours,

/s/ Caturano and Company, Inc.

Caturano and Company, Inc.

Boston, Massachusetts